UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
(Amendment No. )

Filed by the Registrant ☐
Filed by a Party other than the Registrant ☒
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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

HAMPDEN BANCORP, INC.
(Name of Registrant as Specified In Its Charter)
MHC MUTUAL CONVERSION FUND, L.P. CLOVER PARTNERS, L.P. CLOVER INVESTMENTS, L.L.C. MICHAEL C. MEWHINNEY JOHNNY GUERRY GAROLD R. BASE
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Filed by Clover Partners, L.P. and Others

On October 23, 2013, an article was published by SNL Financial relating to MHC Mutual Conversion Fund, L.P. and its solicitation of votes to elect its director nominees to the board of directors of Hampden Bancorp, Inc. (the “Company”). A copy of the article follows as part of this filing under Rule 14a-6 of the Securities Exchange Act of 1934, as amended. The consent of the author and the publication to file the article under Rule 14a-12 was neither sought nor obtained.

Important Information

MHC Mutual Conversion Fund, L.P. has nominated Johnny Guerry and Garold R. Base as nominees to the board of directors of the Company and is soliciting votes for the election of Mr. Guerry and Mr. Base as members of the board. On October 8, 2013, MHC Mutual Conversion Fund, L.P. filed its definitive proxy statement and related proxy materials with the Securities and Exchange Commission (“SEC”), and has sent the definitive proxy statement, WHITE proxy card and related proxy materials to shareholders of the Company seeking their support of Mr. Guerry and Mr. Base at the Company’s 2013 Annual Meeting of Stockholders.  Stockholders are urged to read the definitive proxy statement and WHITE proxy card because they contain important information about the participants in the solicitation, Mr. Guerry and Mr. Base, the Company and related matters.  Stockholders may obtain a free copy of the definitive proxy statement and WHITE proxy card and other documents filed by MHC Mutual Conversion Fund, L.P. with the SEC at the SEC’s web site at www.sec.gov.  The definitive proxy statement and other related SEC documents filed by MHC Mutual Conversion Fund, L.P. with the SEC may also be obtained free of charge from the MHC Mutual Conversion Fund, and by contacting Alliance Advisors LLC, proxy solicitors for MHC Mutual Conversion Fund, L.P., at the following address and telephone number:

Alliance Advisors LLC
200 Broadacres Drive, 3rd Floor
Bloomfield, NJ 07003
Shareholders Call Toll Free: 1-877-777-5216
Banks and Brokers Call Collect: 973-873-7700

Participants in Solicitation

The participants in the solicitation by MHC Mutual Conversion Fund, L.P. consist of the following persons: MHC Mutual Conversion Fund, L.P., Clover Partners, L.P., Clover Investments, L.L.C., Michael C. Mewhinney, Johnny Guerry and Garold R. Base.  Such participants may have interests in the solicitation, including as a result of holding shares of the Company’s common stock.  Information regarding the participants and their interests may be found in the definitive proxy statement filed with the SEC on October 8, 2013, which is incorporated herein by reference.

Wednesday, October 23, 2013 2:02 PM CT

Guerry challenges Mass. thrift’s management

Related Companies Hampden Bancorp Inc. (HBNK) $ 16.62 (3.65%)

Last Updated: 10/23/2013 12:14 PM

Sources Proxy: Hampden Bancorp Inc. (HBNK) 10/21/2013

Johnny Guerry is not trying to force a sale of Hampden Bancorp Inc., he told SNL.

For the second year in a row, the Clover Partners’ managing partner and newly minted activist investor has engaged one of his investments in a proxy fight and is gearing for a showdown with management at the company’s annual meeting Nov. 5. He is seeking two board seats as well as a formal resolution encouraging the thrift to complete a thorough strategic analysis examining potential avenues for growth, including a sale. Guerry is bolstered by proxy advisory firm ISS’ Oct. 22 endorsement of his proposals.

Management’s response pointed out what they felt were misrepresentations in Guerry’s proxies, and they told SNL they believe they fulfilled last year’s proposal to explore strategic alternatives.

“We didn’t misrepresent anything and the suggestion we did is baseless,” Guerry told SNL a day after his Oct. 22 Schedule 14A went public. “If they don’t like the numbers: Sorry, they are what they are.”

Guerry was responding to the Springfield, Mass.-based thrift’s Schedule 14A, filed Oct. 21, that said the activist had “grossly misrepresented” the company’s performance and executive compensation. Hampden defended its new strategy, which it noted has improved net income and EPS to its highest level since the company’s IPO, grew loans without affecting pricing or underwriting standards and improved performance ratios. The company said its stock has outperformed the NASDAQ Bank Index, the SNL U.S. Bank Index and its peer group over the last five years. It said Guerry’s fund, MHC Mutual Conversion Fund LP, overstated the compensation of director Thomas Burton in one year and understated it in another, which resulted in a decrease instead of an increase, and that his criticism failed to take into account the increase in executives and salaries and related severances of employees cut in June.

But the fulcrum of the disagreement is that Clover Partners and thrift management differ on the company’s ability to enhance shareholder value in the long-term in exchange for short-term returns, President, CEO and COO Glenn Welch told SNL.

The company said it formally considered Guerry’s shareholder proposal last year to consider strategic options. Hampden’s latest proxy said the thrift consulted with two investment banks to analyze strategic options for the company, which considered continued implementation of its strategic plan and a potential sale or merger, and that it will continue to periodically evaluate ways to enhance shareholder value.

Welch said these meetings were a standard review of the financial plan to determine if they could continue enhancing shareholder value and that an investment bank was never formally engaged. Welch declined to comment on the three- to five-year plan for the thrift other than to say it is reviewed and updated annually.

“It’s a question of looking at what we believe we can do, and what we have returned to enhance shareholder value,” he said. “If it doesn’t seem like we can continue to provide adequate returns, alternatives have to be considered.”

Unsatisfied with the company’s response, Clover Partners filed one of its own messages to shareholders encouraging them to elect fund members to the board and more seriously consider strategic alternatives.

In Clover Partners’ latest proxy, the fund said the thrift’s share-price increase seems to be related to the fund’s activism, rather than management initiatives. Guerry also pointed out what he believes is a concerning lack in insider buying activity: three transactions acquiring $17,025 worth of shares and 60 sales totaling about $1.4 million.

Responding to the company’s claim about executive compensation, the fund said it is “very concerned about the growth in officer positions in light of Hampden’s paltry historical loan growth rate.” His proxy accused the thrift of paying more in named executive officer compensation than it made in net income, a practice he called “shockingly bad and speaks for itself.”

He told SNL the thrift has not provided any evidence they took any steps on 2012’s strategic alternatives proposal. ISS also had reservations about management’s claim, writing “in light of the majority shareholder support for a similar proposal last year, the board’s explanation of continuing the monitor the maximum possible shareholder value (without concrete visible actions in support of such statements) is no longer sufficient.”

Guerry has called for the company to retain and engage a financial consultant, advisory firm or an investment bank - but not specifically for a sale, he said. He hopes that the thrift explores its reasonable growth trajectory if it remains independent, and potential growth trajectories and shareholder returns if it did a merger of equals, acquired another institution or sold.

The thrift is sitting on a risk-based capital ratio of 19.10%; it is currently in its seventh buyback and has approval for the eighth, in addition to increasing its dividend. Welch said management hopes to grow the balance sheet into the size of its capital. But he said there is not a large demand in the market right now for sellers that Hampden could acquire, given its size as well as the broader dearth of deal activity in New England. Hampden has $695.2 million in assets.

In addition to another strategic alternatives review, Guerry is seeking board seats for himself and Garold Base, bids that ISS also endorsed. If elected, Guerry said he would ensure all alternatives are thoroughly reviewed, as well as bring new ideas about efficiency and increased communication with capital markets. He also said two members of a board could not force a sale.

“We can merely put forth a motion and get one ‘second.’ We can’t force a sale of anything, and management’s suggestion we can is completely baseless,” he said. “We really can’t do a whole heck of a lot, other than to make everybody look at the analysis and provide new thoughts and ideas.”